JPMorgan Chase Financial Company LLC

Amendment no. 1 to Pricing Supplement

Registration Statement Nos. 333-236659 and 333-236659-01

Dated October 24, 2022

Filed pursuant to Rule 424(b)(8)

Structured Investments

Opportunities in International Equities

Contingent Income Auto-Callable Securities due September 26, 2025

Based on the Performance of the American Depositary Shares of Alibaba Group Holding Limited
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated September 23, 2022, related to the securities referred to above (the “pricing supplement”), the initial stock price and the final stock price are as follows:

Initial stock price:	$78.80, which is the closing price of the underlying stock on the pricing date
Final stock price:	The closing price of the underlying stock on the final determination date

CUSIP/ISIN: 48133H176 / US48133H1766

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Risk Factors” beginning on page 8 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities— Where you can find more information” in the pricing supplement.

Pricing supplement dated September 23, 2022:

http://www.sec.gov/Archives/edgar/data/1665650/000182912622017216/jpm_424b2.htm

Product supplement no. MS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021469/crt_dp139325-424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf